UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 CTE Drive

Dallas, Pennsylvania 18612-9774

(570) 631-2700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 12, 2005

The Annual Meeting of Shareholders of Commonwealth Telephone Enterprises, Inc. (“CTE” or the “Company”) will be held at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, on Thursday, May 12, 2005, at 11:00 A.M., local time. The meeting will be held for the following purposes:

1.	To elect three (3) Directors to Class III to serve for a term of three (3) years; and

2.	To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Only shareholders of record at the close of business on March 15, 2005 will be entitled to vote at the meeting either in person or by proxy. Each of these shareholders is cordially invited to be present and vote at the meeting in person.

Registration for the meeting will begin at 10:00 A.M. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

Your vote is very important. Whether you expect to attend the meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the accompanying envelope. You can also authorize the voting of your shares electronically or by telephone as provided in the instructions set forth on the proxy card and in this Proxy Statement. Your prompt response is necessary to assure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying Proxy Statement.

Raymond B. Ostroski

Senior Vice President, General Counsel

and Corporate Secretary

Dated: April 15, 2005

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

100 CTE Drive

Dallas, Pennsylvania 18612-9774

PROXY STATEMENT

THE ANNUAL MEETING

Thursday, May 12, 2005

Time, Date and Place

This Proxy Statement is being mailed to all shareholders on or about April 15, 2005 in connection with the solicitation of proxies by the Board of Directors of Commonwealth Telephone Enterprises, Inc. (“CTE” or the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 12, 2005, at 11:00 A.M., local time, at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, and at any adjournment or postponement thereof.

Purpose of the Annual Meeting

Shareholders of the Company will consider and vote upon proposals: (i) to elect three (3) Directors to Class III to serve for a term of three (3) years; and (ii) to act upon such matters as may properly come before the meeting or any adjournment or postponement thereof.

Record Date, Quorum, Required Vote

The close of business on March 15, 2005 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof. On March 15, 2005, there were 21,176,204 shares outstanding of CTE Common Stock. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum. Shareholders will be entitled to one (1) vote per share of CTE Common Stock on all matters submitted for a vote at the Annual Meeting.

Shareholders have cumulative voting rights with respect to the election of Directors (Proposal 1). Under cumulative voting, a shareholder’s total vote (the number of votes to which such shareholder is entitled multiplied by the number of Directors to be elected) may be cast entirely for one candidate or distributed among two (2) or more candidates.

In accordance with Pennsylvania law, a shareholder entitled to vote for the election of Directors can withhold authority to vote for all nominees of Directors or can withhold authority to vote for certain nominees of Directors. Directors will be elected by receiving at least a majority of the votes cast at the Annual Meeting.

Abstentions, votes withheld and broker non-votes are counted in determining whether a quorum is present. Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner. Abstentions and broker non-votes, because they are not treated as votes cast, will have no effect on the vote for any of the proposals.

Any proxy may be revoked at any time prior to its exercise by notifying the Corporate Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement in connection with the solicitation made hereby, and if given or made, such information or representation should not be relied upon as having been authorized by the Company.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

During 2004, the Board of Directors of the Company held four (4) regular meetings and one (1) special meeting; the Audit Committee met thirteen (13) times; the Compensation/Pension Committee met four (4) times; and the Corporate Governance Committee met six (6) times. The Company’s entire Board of Directors attended the Annual Meeting of the Shareholders on May 19, 2004. All of the current Board members except Michael J. Mahoney qualify as “independent” Directors according to the applicable NASDAQ rules.

Directors’ Compensation

Directors of CTE who are employees of the Company do not receive Directors’ fees. In 2004, non-employee Directors of the Company received an annual retainer of $30,000, which is paid in cash, plus $1,000 in cash per Board meeting attended. The committee Chairmen and other committee members were paid $1,000 in cash for each committee meeting attended. Directors who participate via telephone for scheduled, in-person board and committee meetings are paid $750 per meeting. The Chairman of the Audit Committee receives an annual retainer of $10,000 in cash, while the other members of said Committee receive an annual retainer of $5,000 in cash. The Chairman of the Compensation/Pension Committee receives an annual retainer of $5,000 in cash while the other members of said Committee receive an annual retainer of $2,000 in cash. The Chairman of the Corporate Governance Committee receives an annual retainer of $7,500 in cash while the other members of said Committee receive an annual retainer of $2,500 in cash. These annual retainers for members of the Audit Committee, Compensation/Pension Committee and Corporate Governance Committee are in addition to their per meeting fees. An award of one thousand (1,000) shares of Company stock in the form of restricted stock units was made to each non-employee Director during 2004 as long-term incentive compensation.

Executive Committee

The Executive Committee exercises, to the maximum extent permitted by law, all powers of the Board of Directors between board meetings, except for those functions assigned to specific committees. The current Executive Committee consists of Walter Scott, Jr., Chairman, Richard R. Jaros, Michael J. Mahoney and David C. Mitchell. The Executive Committee did not formally meet during 2004.

Audit Committee

The principal functions of the Audit Committee are detailed in the Audit Committee Charter (a copy of which can be found on the Company’s website at www.ct-enterprises.com) and include: (i) oversight of the majority of the financial reporting process; (ii) oversight of the internal controls over financial reporting; (iii) as related to financial reporting, oversight of internal auditors’ roles and responsibilities; and (iv) hiring of the independent auditors. The Audit Committee reviews its Charter on an annual basis. The Board has reviewed the applicable rules for Audit Committee members to be deemed “independent” as well as “financial experts” and has determined that each member of the Committee meets both of these standards. The Audit Committee consists of the following three (3) Directors who are not employees of the Company: John J. Whyte, Chairman, Richard R. Jaros and David C. Mitchell.

Audit Committee Report

The Committee formally met thirteen (13) times during 2004 in order to fulfill its responsibilities as set forth in the Audit Committee Charter and the 2004 Audit Committee Workplan, including its oversight of the Sarbanes-Oxley Rule 404 compliance process. In addition to numerous other activities, the Committee has approved the Company’s audited financial statements for the year ended December 31, 2004, based upon its review of same and discussions with management and the independent auditors. The independent auditors are responsible for expressing an opinion on whether the financial statements present fairly, in all material respects, the Company’s financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal controls over financial reporting and (ii) the effectiveness of internal controls over financial reporting. Said opinions have been received from the independent auditors without qualification.

The Committee discussed with the independent auditors, the matters requiring discussion by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees.” In addition, the Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board, Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed the issue of independence with the independent auditors.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Independent auditors’ fees for professional services rendered during fiscal years 2004 and 2003 were $940,300 and $359,500 for Audit Fees(1), $61,000 and $62,900 for Audit-Related Fees(2), and $1,500 and $1,400 for All Other Fees(3), respectively. The Audit Committee has concluded that the provision of the non-audit services are compatible with maintaining the independence of the independent auditors.

The Audit Committee has established a policy regarding pre-approval of audit and non-audit services provided by the independent auditors. For audit services, the independent auditors submit to the Audit Committee an engagement letter and fee proposal. Individual non-audit service requests are submitted by company management and the independent auditors to the Audit Committee along with a statement confirming that provision of these services are permissible under all applicable legal requirements. Both audit and non-audit services are approved at a meeting of the Audit Committee.

AUDIT COMMITTEE

John J. Whyte, Chairman

Richard R. Jaros

David C. Mitchell

Dated: March 15, 2005

(1)	Includes expenses
(2)	For audits of benefit plans, including expenses
(3)	For research tool software license

Compensation/Pension Committee

The principal functions of the Compensation/Pension Committee are detailed in the Compensation/Pension Committee Charter (a copy of which can be found on the Company’s website at www.ct-enterprises.com) and include establishing compensation philosophy; making recommendations to the Board of Directors concerning the salaries and incentive compensation awards for the top levels of management of the Company and its subsidiaries (including the Chief Executive Officer); and setting goals for the Chief Executive Officer and evaluating his performance against these goals when determining his compensation awards. The Compensation/Pension Committee also oversees the Company’s annual bonus system, Equity Incentive Plan and Executive Stock Purchase Plan. In addition, the Compensation/Pension Committee reviews and evaluates the investment performance of the various pension and retirement plans of the Company and monitors the performance of the administrators, investment managers and trustees of such plans, as well as reviews the actuarial assumptions used in setting the Company’s funding policies for such plans. The current Compensation/Pension Committee consists of the following three (3) independent non-employee Directors of the Company: Eugene Roth, Esq., Chairman, Daniel E. Knowles and John J. Whyte.

Compensation/ Pension Committee Interlocks and Insider Participation

The Company paid approximately $16,000 to Rosenn, Jenkins & Greenwald, L.L.P. for legal services during 2004. Also, the Company received approximately $95,000 in telephone service, long-distance and Internet revenues from Rosenn, Jenkins & Greenwald, L.L.P. during 2004. Mr. Roth, a Director of the Company and a member of the Compensation/Pension Committee and Corporate Governance Committee, is Counsel to Rosenn, Jenkins & Greenwald, L.L.P.

COMPENSATION/PENSION COMMITTEE REPORT

The Compensation/Pension Committee of the Board of Directors (the “Committee”) consists of three (3) independent non-employee Directors and is responsible for all compensation decisions for the Company’s executive officers, including the Chief Executive Officer. The Committee met four (4) times during 2004 in order to fulfill its duties and responsibilities as set forth in the Compensation/Pension Committee Charter.

Compensation Philosophy

The Company’s compensation philosophy for all executive officers, including the Chief Executive Officer, is to provide performance-based cash and equity-based compensation programs that recognize those executives whose efforts enable the Company to achieve its business objectives and enhance shareholder value.

The principles of the Company’s compensation philosophy are as follows:

Competitive Positioning:    The Company’s objective is to provide competitive total direct compensation opportunities, consisting of competitive base salaries, competitive to somewhat more than competitive annual incentive compensation opportunities, and competitive longer-term cash and/or equity-based incentive opportunities. For our purposes, the Committee defines “competitive” as a narrow range around the market median, on a size-adjusted basis, where the range is employed to recognize differences in performance, roles and responsibilities, as well as taking into account the Company’s financial performance as compared to the Peer Group (as defined below). An outside consultant conducts an annual analysis of the broad competitive market place as well as of the specific Peer Group firms and provides the Committee with a detailed report, which includes a suggested range of base salary, annual bonus and long-term compensation for all executive officers of the Company, including the Chief Executive Officer.

Competitive Comparisons:    The desired level of base salary, annual incentives, longer-term equity incentives and total direct compensation are compared to executives with comparable responsibilities in similar firms (the “Peer Group” firms) and data from telecommunications industry survey sources for firms of comparable size. Peer Group firms are selected on the basis of similarity of service, market, revenue and market capitalization. Peer Group firms are reviewed annually for continued relevance. Many, but not all, of the Peer Group firms are represented in the indices employed in the Company’s peer performance graph presented in this Proxy Statement. The Committee regularly works with an outside consultant to reassess Peer Group firms and to establish appropriate base salary, annual incentive and longer-term incentive guidelines for each executive officer, including the Chief Executive Officer, considering the results of competitive analysis and the Committee’s desired competitive positioning.

Performance Orientation:    The Company’s annual incentive program provides each executive officer, including the Chief Executive Officer, with an opportunity to earn awards based on the achievement of predetermined corporate and business unit financial and operational objectives as well as individual performance. Annually, the Committee reviews and approves the Company’s objectives as well as the objectives for each executive officer, including the Chief Executive Officer, weights each objective based on its relative importance, and establishes certain relationships between performance achievement and rewards. At the close of each year, the Committee reviews the Company’s performance with respect to these objectives and makes an appropriate award using a “balanced scorecard” approach. A “balance scorecard” approach employs predetermined performance objectives, performance measures and target awards which result in an award calculation which ties the award to the actual attainment of these measured objectives. The advantage of this approach is that it clearly defines the objectives, measures and rewards for executive officers of the Company and ties them to tangible, qualitative and quantitative results which benefit the shareholders of the Company through the attainment of these objectives. While awards under the annual incentive plan are typically derived directly from the formulas relating to performance and reward, the Committee reserves the right to make appropriate adjustments.

Alignment with Shareholder Value:    The Committee believes that the best way to align executive interests with shareholder value is through regular, though not necessarily annual, grants of equity-based compensation such as restricted stock and stock options. Grants of equity incentives to executive officers, including the Chief Executive Officer, consider the performance of the Company, the guidelines developed through competitive analysis, the officers’ roles and responsibilities, the performance of the individual and the degree to which they are encouraged to continue employment through prior grants. To further align the interests of the Company’s executives with that of shareholders, the Company provides an opportunity for executives to accumulate an equity position on a pre-tax basis through its Executive Stock Purchase Plan pursuant to which an executive may purchase Company stock through deferral of earned and otherwise payable compensation, and which is matched by the Company.

The Company also recognizes that in certain circumstances, long-term incentives payable in cash may be warranted and appropriate. To date, the Committee has not employed this approach but it may do so in the future.

All decisions regarding compensation for the executive officers, including the Chief Executive Officer, are made by the Committee with respect to these principles.

Decision-Making Process

For the executive officers of the Company other than the Chief Executive Officer, the Chief Executive Officer makes recommendations (for the Committee’s consideration) regarding base salary, annual incentive opportunities and awards, and longer-term incentives consistent with the compensation guidelines and the compensation philosophy of the Company. The Committee, in its sole discretion, has the right to approve or amend these recommendations, as well as to establish the base salary, annual incentives, and longer-term incentives for the Chief Executive Officer. In making specific decisions about all pay elements, the Committee considers the philosophy and guidelines described here, as well as the individual performance evaluations for the executive officers made by the Chief Executive Officer, their roles in the organization and their responsibilities relative to the responsibilities of other executive officers within the Company.

Executive Officer Compensation

The base salaries paid to executive officers in 2004, including to the Chief Executive Officer, were determined in accordance with the philosophy and process outlined above. The Committee believes that base salaries for the executive officers, including the Chief Executive Officer, are competitive for comparable positions in similar firms.

The annual incentive awards paid to executive officers, including the Chief Executive Officer, in early 2005 (and shown in the Summary Compensation Table) were determined using a “balanced scorecard” approach in accordance with the philosophy and process outlined above. The plan was designed to provide a strong link between the financial success of the Company and individual performance and rewards. These awards reflect the exceptional performance of the Company and the executive officers with respect to predetermined financial and non-financial objectives during 2004.

Grants of restricted stock units in early 2005 to executive officers, including the Chief Executive Officer, were made in accordance with the philosophy and process outlined above. In determining its restricted stock unit grants to the Chief Executive Officer and certain other executive officers, the Committee carefully considered their prior equity incentive grants and determined that the grants made were appropriate to further align these executives with shareholder interests and to retain these executives over time.

Chief Executive Officer Compensation

For fiscal year 2004, Mr. Mahoney received a salary of $400,000 and a bonus of $700,000. Mr. Mahoney’s base salary had remained unchanged since 2002 and was increased to $450,000 for 2005. Mr. Mahoney’s short-term incentive award was determined using a “balanced scorecard” approach as well as additional considerations relative to certain non-financial achievements during 2004. The payment reflects the exceptional performance of the Company and Mr. Mahoney with respect to predetermined financial and non-financial objectives during 2004. The Committee took into consideration the objectives they had set for Mr. Mahoney and the Company (including unique financial and personal objectives) and evaluated his actual performance against those objectives. The Committee also considered the interests of the shareholders of the Company in its evaluation of Mr. Mahoney’s performance and the overall compensation awards he was granted.

Chairman of the Board of Directors Compensation

Walter Scott, the Chairman of the Board of Directors of the Company, was not compensated by the Company in 2004, except for compensation received as a Non-Management Director of the Board.

Compliance with Internal Revenue Code Section 162(m)

The Company’s incentive based compensation plans are designed to be consistent with the performance-based requirements of Internal Revenue Code Section 162(m). The 2002 Bonus Plan was put in place toward that end. The Committee has determined that it is in the Company’s best interest to maintain plans that provide the Committee with a degree of flexibility and, therefore, all awards made through our incentive plans, from time to time, may not be fully deductible.

COMPENSATION/PENSION COMMITTEE

Eugene Roth, Esq., Chairman

Daniel E. Knowles

John J. Whyte

Dated: March 15, 2005

Corporate Governance Committee Report

The Corporate Governance Committee, which consists of David C. Mitchell, Chairman, Frank M. Henry and Eugene Roth, Esq., is responsible for identifying qualified candidates to be presented to our Board for nomination as Directors, ensuring that our Board and our organizational documents are structured in a way that best serves our practices and objectives, developing and recommending a set of corporate governance principles as well as those other responsibilities as set forth in the Corporate Governance Committee Charter. Our Charter can be viewed on the CTE website at www.ct-enterprises.com. The Corporate Governance Committee Charter requires that this Committee consist of no fewer than three (3) Board members who satisfy the “independence” requirements of NASDAQ. Each member of our Corporate Governance Committee meets these requirements. Our Corporate Governance Committee held six (6) regular meetings during fiscal 2004 in order to fulfill their responsibilities as set forth in their Charter and 2004 Workplan. The Corporate Governance Committee, in fulfilling its responsibilities under its Charter, is authorized to retain advisors and consultants and compensate them for their services. The Committee did not retain any such advisors or consultants during 2004.

The Corporate Governance Committee will consider nominees for our Board of Directors recommended by shareholders. Notice of proposed shareholder nominations for director must be delivered not less than 90 nor more than 120 days prior to any meeting at which directors are to be elected. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating shareholder is a beneficial or record owner of CTE common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Nominations should be delivered to the Corporate Governance Committee at Commonwealth Telephone Enterprises, Inc., c/o Corporate Secretary, 100 CTE Drive, Dallas, Pennsylvania 18612.

In considering possible candidates for election as a director, the Corporate Governance Committee is guided by the principle that each director should:

•	be an individual of high character and integrity;

•	be accomplished in his or her respective field, with superior credentials and recognition;

•	have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•	have sufficient time available to devote to the affairs of CTE;

•	represent the long-term interests of our shareholders as a whole; and

•	be selected consistent with the goal that the Board of Directors represents a diversity of background and experience.

Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, age, ancestry, national origin or disability. The Corporate Governance Committee will review the qualifications and backgrounds of Directors and nominees (without regard to whether a nominee has been recommended by shareholders), as well as the overall composition of the Board, and recommend the slate of Directors to be nominated for election at the Annual Meeting of Shareholders.

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management Directors as a group may do so by writing to the CTE Board of Directors, c/o Corporate Secretary, 100 CTE Drive, Dallas, Pennsylvania, 18612. Under a process approved by the Corporate Governance Committee of the Board for handling letters received by the Company and addressed to non-management members of the Board, the Corporate Secretary of the Company reviews all such correspondence and forwards to the Board a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

CORPORATE GOVERNANCE COMMITTEE

David C. Mitchell, Chairman

Frank M. Henry

Eugene Roth, Esq.

Dated: March 15, 2005

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Set forth below is certain information regarding the beneficial ownership of CTE Common Stock as of March 15, 2005 held by: (i) each current Director of the Company; (ii) the named executive officers; (iii) persons who are currently Directors or executive officers of the Company as a group; and (iv) each person known to the Company to own beneficially more than 5% of the outstanding shares of CTE Common Stock. Each Director or named executive officer has investment and voting power over the shares listed opposite his name except as set forth in the footnotes hereto.

	CTE Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Outstanding Shares(1)
Rita M. Brown (2)(7)	28,076	*
Scott Burnside (7)	8,100	*
Donald P. Cawley (3)(7)	125,303	*
James Q. Crowe (4)	24,629	*
DG Gulati (5)(7)	13,738	*
Todd T. Hanson (6)	3,067	*
Frank M. Henry (4)	65,694	*
Richard R. Jaros (4)	12,886	*
Daniel E. Knowles (8)	13,484	*
Michael J. Mahoney (7)(9)	377,052	1.8%
David C. Mitchell (4)	14,645	*
Eileen O’Neill Odum (7)	2,965	*
Raymond B. Ostroski (7)(10)	19,212	*
Eugene Roth (11)	4,593	*
James F. Samaha (7)(12)	26,989	*
Walter Scott, Jr. (4)	18,062	*
David G. Weselcouch (7)(13)	77,930	*
John J. Whyte (4)	12,680	*
Directors and Executive Officers as a group (21 persons)	898,883	4.2%
Sterling Capital Management, LLC (14)	2,125,550	10.0%
Gabelli Asset Management Company (15)	1,865,267	8.8%
Columbia Wanger Asset Management, L.P. (16)	1,598,100	7.5%
American Century Investment Management (17)	1,465,000	6.9%
Fairfax Financial Holdings Limited (18)	1,108,596	5.2%

(*)	Less than one percent of the outstanding shares of CTE Common Stock.
(1)	Includes all shares of CTE Common Stock and vested restricted share units of CTE Common Stock owned or awarded as of March 15, 2005 as well as vested matching share units and participant’s contributions under the CTE Executive Stock Purchase Plan (further described in footnote 7 below) as of March 15, 2005 and matching share units scheduled to vest within 60 days thereafter.
(2)	Includes options to purchase 20,400 shares of CTE Common Stock exercisable within 60 days after March 15, 2005. Also includes 2,500 restricted share units vested as of March 15, 2005 or scheduled to vest within 60 days thereafter.
(3)	Includes options to purchase 71,670 shares of CTE Common Stock exercisable within 60 days after March 15, 2005. Also includes 5,750 restricted share units vested as of March 15, 2005 or scheduled to vest within 60 days thereafter.
(4)	Includes options to purchase 10,000 shares of CTE Common Stock exercisable within 60 days after March 15, 2005. Also includes 1,000 restricted share units vested as of March 15, 2005 or scheduled to vest within 60 days thereafter.

(5)	Includes options to purchase 4,010 shares of CTE Common Stock exercisable within 60 days after March 15, 2005. Also includes 4,000 restricted share units vested as of March 15, 2005 or scheduled to vest within 60 days thereafter.
(6)	Includes 1,500 restricted share units as of March 15, 2005 or scheduled to vest within 60 days thereafter.
(7)	Under the CTE Executive Stock Purchase Plan (“ESPP”), participants who defer current compensation are credited with “Share Units” with a value equal to the amount of the deferred pretax compensation. The value of a Share Unit is based on the value of a share of CTE Common Stock. The Company also credits each participant’s matching account under the ESPP with 100 percent of the number of Share Units credited based on the participant’s elective contributions. Share Units credited to participants’ elective contribution accounts are fully and immediately vested. Share Units credited to participants’ matching accounts generally vest on the third anniversary of the date they are credited, subject to continued employment. Share Units credited to a participant’s matching account become fully vested on a change in control of the Company, or on the participant’s death or disability while actively employed. In connection with the settlement of the share units, participants may receive shares of Common Stock or cash. The Company has established a grantor trust to hold CTE Common Stock corresponding to the number of Share Units credited to participants’ accounts in the ESPP. Participants do not have the right to vote Share Units, provided that the Company may, but is not required to, make arrangements for participants to direct the trustee of the grantor trust as to how to vote the Share Units.

The table below shows, with respect to each named participant, Share Units relating to the CTE Common Stock acquired by each such participant in lieu of current compensation and the vested Share Units credited to the ESPP account of each such participant as of March 15, 2005, including matching Share Units scheduled to vest within 60 days thereafter:

Name	Total Shares Acquired and Vested Restricted Matching Share Units
Michael J. Mahoney	43,052
Eileen O’Neill Odum	2,825
Donald P. Cawley	16,656
James F. Samaha	7,049
Raymond B. Ostroski	4,846
Rita M. Brown	4,601
Scott Burnside	393
DG Gulati	3,135
Todd T. Hanson	1,332
David G. Weselcouch	10,628

(8)	Includes options to purchase 8,000 shares of CTE Common Stock exercisable within 60 days after March 15, 2005. Also includes 1,000 restricted share units vested as of March 15, 2005 or scheduled to vest within 60 days thereafter.
(9)	Includes options to purchase 304,000 shares of CTE Common Stock exercisable within 60 days after March 15, 2005. Also includes 12,500 restricted share units vested as of March 15, 2005 or scheduled to vest within 60 days thereafter.
(10)	Includes options to purchase 7,200 shares of CTE Common Stock exercisable within 60 days after March 15, 2005. Also includes 4,500 restricted share units vested as of March 15, 2005 or scheduled to vest within 60 days thereafter.
(11)	Prior to January 1, 2005, Mr. Roth’s share ownership included his proportionate interest of shares and vested options owned by the firm of Rosenn, Jenkins & Greenwald, L.L.P. As of January 1, 2005 Mr. Roth became Counsel to the firm and no longer has any interest in those shares/vested options held by Rosenn, Jenkins & Greenwald, L.L.P.
(12)	Includes options to purchase 19,200 shares of CTE Common Stock exercisable within 60 days after March 15, 2005.
(13)	Includes options to purchase 47,600 shares of CTE Common Stock exercisable within 60 days of March 15, 2005. Also includes 3,500 restricted share units vested as of March 15, 2005 or scheduled to vest within 60 days thereafter.

(14)	Based on estimates obtained from Thomson Financial Group reported as of February 28, 2005, for Sterling Capital Management, LLC (“Sterling”). The address of Sterling is 2 Morrocroft Centre, 4064 Colony Road, Charlotte, North Carolina 28211-5043.
(15)	Based on estimates obtained from Thomson Financial Group reported as of February 28, 2005, for Gabelli Asset Management Company (“Gabelli”). The address of Gabelli is One Corporate Center, Rye, New York 10580-1434.
(16)	Based on estimates obtained from Thomson Financial Group reported as of February 28, 2005, for Columbia Wanger Asset Management L.P. (“WAM”). The address of WAM is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(17)	Based on estimates obtained from Thomson Financial Group reported as of February 28, 2005 for American Century Investment Management (“American”). The address of American is 4500 Main Street, Kansas City, Missouri 64111.
(18)	Based on estimates obtained from Thomson Financial Group reported as of February 28, 2005, for Fairfax Financial Holdings Limited (“Fairfax”). The address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J2NJ.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, our executive officers and directors and any persons holding more than ten percent (10%) of our Common Stock are required to file with the Securities and Exchange commission and the New York Stock Exchange reports of initial ownership of our Common Stock and changes in ownership of such Common Stock. Copies of the Section 16 reports filed by our directors and executive officers are required to be furnished to us. Based solely on our review of the copies of the reports furnished to us, or written representations that no reports were required, we believe that, during fiscal 2004, all of our executive officers and directors complied with the Section 16(a) requirements, with the exception of one inadvertent late filing of a Form 4 on behalf of the Chairman of our Board of Directors due to an administrative oversight by the Company.

COMPENSATION INFORMATION

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years ending December 31, 2004, 2003 and 2002, the cash compensation, as well as certain other compensation, paid or accrued to the Chief Executive Officer, the top four (4) other most highly compensated executive officers of the Company and one former executive officer who resigned during 2004.

SUMMARY COMPENSATION TABLE

		Annual Compensation (1)			Long-Term Compensation
					Awards		Payouts
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Comp. ($)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compen- sation ($)(3)
Michael J. Mahoney	2004	415,385	700,000	—	1,493,251	—	—	740
President and	2003	400,000	675,000	—	973,584	—	—	690
Chief Executive Officer	2002	388,462	625,000	—	187,489	—	—	690

Eileen O’Neill Odum (4)	2004	148,846	225,000	—	428,714	—	—	53,738
Executive Vice President and	2003	—	—	—	—	—	—	—
Chief Operating Officer	2002	—	—	—	—	—	—	—

Donald P. Cawley	2004	233,654	300,000	—	645,215	—	—	7,642
Executive Vice President	2003	220,962	270,000	—	508,870	—	—	7,450
and Chief Accounting	2002	187,692	200,000	—	79,167	—	—	6,614
Officer

James F. Samaha	2004	186,923	125,093	—	391,542	—	—	6,097
Senior Vice President	2003	177,115	144,000	—	368,265	—	—	5,742
and General Manager of	2002	154,423	109,599	—	57,343	12,000	—	4,214
Commonwealth Telephone Company

Raymond B. Ostroski	2004	184,615	126,800	—	474,283	—	—	7,178
Senior Vice President,	2003	155,962	130,000	—	365,003	—	—	5,892
General Counsel and	2002	124,038	70,000	—	76,000	12,000	—	2,001
Corporate Secretary

James DePolo (5)	2004	301,158	300,000	—	140,693	—	—	1,366
Former Executive Vice President	2003	307,479	525,000	—	669,496	—	—	844
and Chief Operating Officer	2002	283,503	450,000	—	—	—	—	—

(1)	Includes the amount of deferred compensation contributed by the named executive officers to purchase share units pursuant to the Company’s Executive Stock Purchase Plan (“ESPP”). Refer to Footnote (2) below.
(2)	Represents the market value on the date of grant of matching share units acquired pursuant to the ESPP and the market value of restricted stock acquired in lieu of cash compensation at the date of the grant of the restricted stock pursuant to the CTE Equity Incentive Plan. See also Footnote (7) under “Security Ownership of Certain Beneficial Owners and Management.”

As of December 31, 2004, the aggregate holdings and the value of share units were:

Name	Share Units (#)	Aggregate Value ($)
Michael J. Mahoney	48,821	2,424,451
Eileen O’Neill Odum	585	29,083
Donald P. Cawley	19,059	946,499
James Samaha	8,857	439,845
Raymond B. Ostroski	7,029	349,099
James DePolo	9,392	466,427

Vesting of share units in the ESPP is accelerated upon a change in control of the Company. Dividends, if any, are paid on Restricted Share Units. Subject to continued employment, Restricted Share Units credited to participants’ accounts vest in three (3) calendar years following the date on which the share units were initially credited to the participant’s account.

The Restricted Stock Awards column also includes the market value on the date of grant of restricted stock awards made in 2004 of 30,000 units (market value $1,236,000) to Mr. Mahoney; 7,500 shares (market value $330,825) to Ms. Odum; 13,000 shares (market value $535,600) to Mr. Cawley; 8,000 shares (market value $329,600) to Mr. Samaha; and 10,000 shares (market value $412,000) to Mr. Ostroski.

The aggregate holdings and the value of restricted stock units that have been granted in 2003 and 2004 as of December 31, 2004 are: Mr. Mahoney, 45,000 shares, aggregate value $2,234,700; Ms. Odum, 7,500 shares, aggregate value $372,450; Mr. Cawley, 20,500 shares, aggregate value $1,018,030; Mr. Samaha, 14,000 shares, aggregate value $695,240; Mr. Ostroski, 16,000 shares, aggregate value $794,560; and Mr. DePolo, 9,750 shares, aggregate value $484,185.

(3)	Includes the following amounts for the last fiscal year:
(i)	Michael J. Mahoney: $740—Company paid life insurance;
(ii)	Eileen O’Neill Odum: $200—Company paid life insurance; $4,442—401(k) Company match; and $49,096—relocation expenses;
(iii)	Donald P. Cawley: $467—Company paid life insurance; $7,175—401(k) Company match;
(iv)	James F. Samaha: $281—Company paid life insurance; $5,816—401(k) Company match;
(v)	Raymond B. Ostroski: $717—Company paid life insurance; $6,461—401(k) Company match; and
(vi)	James DePolo: $1,366—Company paid life insurance.

(4)	Ms. Odum began her employment with the Company on July 1, 2004.

(5)	Mr. DePolo resigned as Executive Vice President and Chief Operating Officer of the Company in June, 2004.

CTE Options/SAR Grants in Fiscal Year 2004

No options or stock appreciation rights were granted to the Company’s named executive officers during the fiscal year ending December 31, 2004.

Fiscal Year-End Option Values (1)

Name	Number of Securities Underlying Options at December 31, 2004		Value of Unexercised In-The-Money Options at December 31, 2004 (2)
	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
Michael J. Mahoney	264,000	116,000	3,172,740	1,573,060
Eileen O’Neill Odum	—	—	—	—
Donald P. Cawley	59,670	22,000	1,100,665	311,950
James F. Samaha	14,800	13,200	102,151	145,349
Raymond B. Ostroski	4,800	7,200	52,176	78,264
James DePolo	30,754	38,000	769,926	407,205

(1)	All options become fully vested on a change of control of the Company.
(2)	The fair market value of CTE Common Stock at the close of trading on December 31, 2004 was $49.66 per share.

Equity Compensation Plans

The table below contains information pertaining to equity compensation plans approved and not approved by security holders as required by Regulation S-K, Item 201 of the Exchange Act of 1934:

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	1,302,358	$37.97	2,511,602
Equity compensation plans not approved by security holders	0	0	0

Total/weighted average	1,302,358	$37.97	2,511,602

Pension Benefits

The following table shows the estimated annual benefits payable under the Company’s pension plan upon retirement for the named executive officers based upon the compensation and years of service classifications indicated:

	Years of Service
Average Compensation	5	10	15	20	25
$100,000	$5,651	$11,303	$16,954	$22,605	$28,256
$125,000	$7,399	$14,678	$22,016	$29,355	$36,694
$150,000	$9,026	$18,053	$27,079	$36,105	$45,131
$175,000	$10,714	$21,428	$32,141	$42,855	$53,569
$200,000	$12,401	$24,803	$37,204	$49,605	$62,006
$205,000	$12,739	$25,478	$38,216	$50,955	$63,694

Pensions are computed on a single straight life annuity basis and are not reduced for social security or other offset amounts. Participants receive a pension based upon average compensation multiplied by the number of years of service. Average compensation is computed on the basis of the average of the employee’s highest five (5) consecutive annual base salaries in the ten (10) years immediately preceding retirement. Said average compensation is capped ($205,000 for the 2004 plan year) based on Internal Revenue Service limitations. The compensation covered by this plan is generally based upon the compensation disclosed as salary in the “Summary Compensation Table.”

Performance Graph

The following performance graph compares the performance of CTE Common Stock [NASDQ:CTCO] to the NASDAQ Stock Market (U.S.) Index and the NASDAQ Telecommunications Index. The graph assumes that the value of the investment in CTE Common Stock and each index was $100 at December 31, 1999. It also assumes the reinvestment of dividends, if applicable.

TRANSACTIONS WITH RELATED PARTIES

Commonwealth Telephone Company (“CT”) and CTSI, LLC (“CTSI”) received approximately $205,000 during 2004 in access charges from RCN Long Distance (“RCN”) as a result of RCN originating and terminating traffic on the Company’s networks. In addition, CT and CTSI received approximately $561,000 in 2004 in local service, telephone access, toll and enhanced service revenue from RCN affiliated companies. During 2004, five (5) of the Company’s Directors were also Directors of RCN Corporation.

The Company paid approximately $16,000 in 2004 to Rosenn, Jenkins & Greenwald, L.L.P. for legal services. Also, the Company, primarily through its subsidiary CTSI, received approximately $95,000 during 2004 in telephone service, long-distance and Internet revenues from Rosenn, Jenkins & Greenwald, L.L.P. Mr. Roth, a Director of the Company, is Counsel to the law firm.

The Company paid approximately $35,000 in 2004 to Greenburg Traurig for legal services. Terence McCourt, Esq., a partner in the law firm, is the brother of David McCourt, a former Director of the Company, who resigned on January 27, 2005.

The Company, primarily through its subsidiary CTSI, recorded approximately $72,000 of telecommunications services revenue from Martz Trailways (a subsidiary of Frank Martz Coach Company) in 2004. Mr. Henry, a Director of the Company, is Chairman of Frank Martz Coach Company.

In 2004, the Company, primarily through its subsidiary CTSI, recorded approximately $1,500,000 in telecommunications services revenues from the Geisinger Health System and its subsidiaries. Mr. Henry, a Director of the Company, is Chairman of the Board of Directors of Geisinger Health System. Mr. Roth, a Director of the Company, is a Director of Geisinger Wyoming Valley Medical Center.

In 1999, the Company entered into a $240.0 million revolving credit facility with First Union Securities. In addition, First Union (now Wachovia Corporation) has acted as intermediary for the Company in $85.0 million of interest rate swaps. The revolving credit facility was terminated on July 17, 2004 but Wachovia Corporation is still an intermediary for the Company on one (1) remaining interest rate swap in the amount of $35.0 million. In addition, the Company recorded approximately $178,000 in telecommunications service revenues from Wachovia Corporation or its subsidiaries during 2004. Mr. Roth, a Director of the Company, is a Director of the Pennsylvania Regional Board of Directors of Wachovia Corporation.

CTE, through its subsidiaries, epix® Internet Services and CTSI, paid approximately $93,000 to Level 3 Communications, Inc. (“Level 3”) in 2004 for network services including transport services, colocation and gateway services. In addition, CTSI recorded $144,000 of sales from Level 3 related to data circuits. Mr. Crowe, a Director of the Company, is a Director and CEO of Level 3, while Messrs. Scott and Jaros, also Directors of the Company, are Directors of Level 3. In addition, Mr. McCourt was a Director of the Company through January 27, 2005 and was a Director of Level 3 through January 27, 2005. On January 21, 2004, Level 3 announced that it had privately negotiated the sale of its remaining 1,108,596 shares of CTE Common Stock to an institutional investor. In connection with this transaction, the Company consented to the assignment by Level 3 of all of its remaining registration rights to the purchaser. Level 3 does not hold any equity ownership interest in the Company at this time.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three (3) classes and consists of nine (9) members. One class is elected each year for a three-year term. Class III Directors whose terms will expire at the 2005 Annual Meeting include the following nominees, all of whom are presently Directors of the Company: James Q. Crowe, Richard R. Jaros and Eugene Roth. These three (3) nominees, if elected at the 2005 Annual Meeting, will serve for a term of three (3) years expiring at the Annual Meeting of Shareholders to be held in 2008.

It is not anticipated that any of the above nominees will become unavailable for any reason, but, if any of the nominees should become unavailable before the Annual Meeting, the persons named on the enclosed Proxy reserve the right to substitute another person of their choice as nominee in place of such unavailable person, or to vote for such lesser number of Directors as may be prescribed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THESE THREE (3) NOMINEES AS CLASS III DIRECTORS TO SERVE FOR A TERM OF THREE (3) YEARS.

DIRECTOR INFORMATION

Information concerning the nominees for re-election as Class III Directors and the other Directors of the Company is set forth below:

Name of Director	Age	Nominees for Re-Election in Class III	Director Since	Term Expires In
James Q. Crowe	55	Chief Executive Officer of Level 3 Communications since August 1997; President of Level 3 Communications from August 1997 to February 2000; Chairman of the Board of Directors of WorldCom, Inc. from January 1997 until July 1997 following the company’s merger with MFS Communications Company, Inc. (“MFS”); Former President, Chief Executive Officer and Chairman of the Board of MFS. Director of Level 3 Communications.	1993	2005

Richard R. Jaros	53	Private Investor since 1998; President of Level 3 Communications from 1996 to 1997; Executive Vice President of Peter Kiewit & Sons (“PKS”) from 1993 to 1997; Chief Financial Officer of PKS from 1995 to 1997; Chairman of CalEnergy Company, Inc. (now known as MidAmerican Energy Holdings, Inc.) from 1993 to 1994. Director of Level 3 Communications and Mid American Energy Holdings, Inc.	1993	2005

Eugene Roth	69	Counsel to Rosenn, Jenkins & Greenwald, L.L.P.; Director of Wachovia Bank, National Association—Northeastern Pennsylvania Region and Geisinger Wyoming Valley Medical Center.	1989	2005

Name of Director	Age	Other Directors of the Company in Class I1	Director Since	Term Expires In

Daniel E. Knowles	75	President of Cambridge Human Resources Consulting Group since 1989. Director of Cable Michigan from September 1997 to November 1998.	1995	2006

David C. Mitchell	64	Former President — Telephone Group as well as Chief Financial Officer, Director and various other positions at Rochester Telephone Corporation from 1963 to 1992; Director of Lynch Corporation from 1997 to 1999; Director of HSBC Bank, Inc., Rochester Advisory Board from 1989 to 2001; Director of USN Communications from 1997 to 2000; Director of Cable Michigan from 1997 to 1998. Director of Lynch InterActive Corporation from 1999 to May 2004.	1993	2006

Walter Scott, Jr.	73	Chairman of the Board of Directors of the Company since September 2003; Chairman of Level 3 Communications since 1979; Chairman Emeritus of PKS since 1998; Director of Level 3 Communications, PKS, Berkshire Hathaway, Inc., Burlington Resources, Inc., MidAmerican Energy Holdings, Inc. and Valmont Industries, Inc.	1993	2006
Name of Director	Age	Other Directors of the Company in Class II	Director Since	Term Expires In
Frank M. Henry	72	Chairman of Frank Martz Coach Company (“Martz”) since 1995 and President of Martz from 1964 to 1995; President of Goldline, Inc. since 1975; Chairman of the Board of Directors of Geisinger Health System; and Director of Cable Michigan, Inc. (“Cable Michigan”) from September 1997 to November 1998.	1980	2007

Michael J. Mahoney	54	Director, President and Chief Executive Officer of the Company since July 2000; Telecommunications consultant from October 1999 to July 2000; Director of CTE (formerly C-TEC Corporation) from June 1995 to October 1999; President and Chief Operating Officer of the Company from February 1994 to September 1997; Director, President and Chief Operating Officer of RCN Corporation from September 1997 to October 1999; President and Chief Operating Officer of Mercom, Inc. (“Mercom”) from February 1994 to September 1997; Director of Mercom from January 1994 to November 1998; Executive Vice President of the Company’s Cable Television Group from June 1991 to February 1994; Executive Vice President of Mercom from December 1991 to February 1994; and Chief Operating Officer of Harron Communications Corporation from April 1983 to December 1990.	2000	2007

John J. Whyte	64	Managing Director of WorldWide PCE LLC since 2003; President of Whyte Worldwide PCE (Professional Corporate Executives) from 1986 to 2003. As a member of Whyte Worldwide PCE, in addition to various consulting assignments, Mr. Whyte served as: Executive Vice President, Chief Operating Officer and Chief Information Technology Officer of Safety 1st, Inc.; Executive Vice President, President, and Chief Operating Officer of Risk Management, Inc.; and Executive Vice President and Chief Operating Officer of Infinium Software, Inc.; Partner of Stavisky, Shapiro & Whyte CPA’s from 1970 through 1986.	1997	2007

[1]	David C. McCourt was a Class I Director of the Company until his resignation on January 27, 2005.

GENERAL INFORMATION

Electronic Voting

If you own your shares of common stock of record, you may authorize the voting of your shares over the Internet at http://wwwproxyvoting.com/ctco or telephonically by calling 1-866-540-5760 and by following the instructions on the enclosed proxy card. Authorizations submitted over the Internet or by telephone must be received by 11:59 P.M. local time on May 11, 2005.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this Proxy Statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Financial Information

A copy of the Company’s 2004 Annual Report to Shareholders (“Report to Shareholders”) containing the Consolidated Financial Statements of the Company, including the report thereon dated, March 11, 2005, of PricewaterhouseCoopers LLP, independent registered public accounting firm, accompanies this Proxy Statement. A copy of the Company’s 2004 Annual Report on Form 10-K, including financial statements, schedules, and exhibits, which was filed with the Securities and Exchange Commission (“SEC”) on March 11, 2005 is included as part of the Report to Shareholders.

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company files at the SEC’s public reference room, 450 Fifth Street, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov or by accessing the Investor Relations Section of the Company’s website at www.ct-enterprises.com.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies. In addition to the use of the mail, officers, Directors and other employees of the Company may solicit proxies, personally or by telephone, telecopy or telegraph, and the Company may reimburse persons holding stock in their names or those of their nominees for their expenses in forwarding solicitation materials to their principals.

It is important that proxies be returned promptly. Therefore, if not voting through the Internet or by telephone, shareholders are urged to promptly fill in, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

Shareholders’ Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2006 Annual Meeting of Shareholders, the proposal must (in addition to meeting the requirements of the SEC’s rules governing such proposals) be received by the Company at its principal executive offices by December 20, 2005, provided that this date may be changed in the event that the date of the 2006 Annual Meeting of Shareholders is changed by more than 30 days from the anniversary date of the 2005 Annual Meeting.

Shareholders whose proposals are intended to be raised at the 2006 Annual Meeting of Shareholders, but are not intended to be considered for inclusion in the Company’s Proxy Statement, must deliver to the Company at its principal executive offices, and the Company must receive, their proposals not earlier than January 12, 2006 and not later than February 11, 2006, provided that this date may be changed in accordance with the Company’s By-Laws in the event that the date of the 2006 meeting is changed by more than 30 days from the anniversary date of the 2005 meeting.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this Proxy Statement and the documents we incorporate by reference are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future and cause them to be different from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties related to the Company’s ability to further penetrate its markets and the related costs of that effort, economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials and inventories, technological developments, changes in the competitive environment in which the Company operates and the receipt of necessary approvals.

By order of the Board of Directors,

Raymond B. Ostroski

Senior Vice President, General Counsel

and Corporate Secretary

Dated: April 15, 2005

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

100 CTE DRIVE

DALLAS, PENNSYLVANIA 18612-9774

PROXY – Annual Meeting of Shareholders – May 12, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby revoking any contrary proxy previously given, hereby appoints Michael J. Mahoney, David C. Mitchell and Richard R. Jaros, and each of them, his true and lawful agents and proxies, with full power of substitution and revocation, to vote as indicated below, all the Common Stock of the undersigned in COMMONWEALTH TELEPHONE ENTERPRISES, INC. (the “Company”) entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, on May 12, 2005, at 11:00 A.M., local time, and at any adjournment or postponement thereof, all as set forth in the related notice and proxy statement for the 2005 Annual Meeting.

This proxy also delegates discretionary authority with respect to any other matter as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS FOLLOW INSTRUCTIONS ON THE REVERSE SIDE OF THIS PROXY CARD FOR INTERNET OR TELEPHONE VOTING, OTHERWISE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. PLEASE RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued, and to be Signed and Dated, on Reverse Side)

Address Change/Comments

Email:

FOLD AND DETACH HERE

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

1. Election of three (3) Directors to Class III to serve for a term of three (3) years.

The Board of Directors recommends a vote “FOR” all the nominees.

01 James Q. Crowe

02 Richard R. Jaros

03 Eugene Roth

WITHHELD FOR: (Write that nominee’s name in the space provided below)

VOTE FOR

ALL NOMINEES

VOTE WITHHELD

FROM ALL NOMINEES

Signature Signature Date

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and Telephone voting is available through 11:59 PM Local Time the day prior to Annual Meeting.

Your internet or telephone vote authorizes the named lawful agents and proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ctco

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-866-540-

5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.